Exhibit 5.1

September 16, 2003

SanDisk Corporation

140 Caspian Court

Sunnyvale, California 94089

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of SanDisk Corporation., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s Common Stock (the “Common Stock”), $0.001 par value per share and related preferred stock purchase rights (the “Rights,” and together with the Common Stock, the “Securities”).

We are of the opinion that, the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Common Stock as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable and the Rights attributable to the Common Stock will be validly issued.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP